Exhibit 16.1

5825 SW 29th Street Topeka, Kansas 66614 Phone (785) 272-4484 Fax (785) 272-1376 Internet - ww.SSCcpas.com

Topeka ■ Overland Park ■ Lawrence ■ Meriden

September 25, 2008

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N.W.

Washington, DC 20549

Re: Brooke Capital Corporation

Commission File Number 001-33677

Dear Sirs :

We have received a copy of, and are in agreement with, the statements being made by Brooke Capital Corporation in item 4.01 of its Form 8-K dated September 25, 2008, captioned “Changes in Registrant’s Certifying Accountant.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Summers, Spencer & Callison, CPAs, Chartered

Summers, Spencer & Callison, CPAs, Chartered